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                                                                    EXHIBIT 10.6


                          Empire Blue Cross Blue Shield
                 1999-2001 Long-Term Incentive Compensation Plan


1.   Purpose of the Plan

     The purpose of this Empire Blue Cross and Blue Shield 1999-2001 Long-Term Incentive Compensation Plan (the "Plan") is (i) to improve long-term corporate performance by basing a significant portion of senior executive compensation on long-term corporate results, and (ii) to provide a total compensation opportunity for senior executives of Empire Blue Cross and Blue Shield (the "Company") that is competitive with that of other major insurance and financial services companies, thereby enabling the Company to attract and retain key senior executives.

2.   Administration

     The Plan shall be administered by the Nominating and Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). Subject to the approval of the Board, the Committee shall have full authority with respect to the operation, administration, and interpretation of the Plan and in the granting of awards thereunder, and shall be authorized to prescribe, amend, and rescind rules and make all other determinations necessary or desirable for the Plan's operation and administration. All actions taken by it in the operation, administration, and interpretation of the Plan shall be final and binding on all participants.

3.   Participation

     Eligibility to participate in the Plan shall be limited to those senior executives who, in the judgment of the Committee, have a significant and direct influence on long-term corporate performance. After March 31, but not later than June 30, 1999, the Committee shall, based on the recommendations of the Company's chief executive officer, designate the specific executive positions eligible for participation in the Plan. Participation in the Plan shall be limited to employees holding such a designated executive position as of April 5, 1999. An individual's active participation shall cease in the event that he or she ceases to hold such a designated executive position.

4.   Performance Cycle

     The period over which long-term performance shall be measured shall be the three-year period performance cycle commencing January 1, 1999 and ending December 31, 2001.

5.   Performance Goals

     After March 31 but no later than June 30, 1999, the Committee shall establish quantitative performance goals for the performance cycle. Such quantitative performance goals shall be based on the Company's rate of growth, as measured by such factors as the level of the Company's reserves, and on such other quantitative criteria as the Committee may deem appropriate. The performance goals for the performance cycle are set forth in Appendix A.

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6.   Performance Factor

     On or before March 31, 2002, the Committee shall determine for the performance cycle the corporate long-term performance factor (which shall not exceed 1.5) that will be multiplied by the award opportunities under
     Section 7 to determine the award levels for such cycle.

     The performance factor for the performance cycle shall be determined using a two-step process. In the first step of the process, the level of attainment of the performance goals established for such cycle shall be established. In determining the degree to which such performance goals have been attained, the Committee may take into consideration changes in corporate strategy and in the market, economic, tax, and regulatory environments during the cycle. As the second step in the process the Committee may, in its discretion, adjust the results in step one, either positively or negatively, to reflect such qualitative considerations (which may include, but shall not necessarily be limited to, corporate image, systems quality, and performance relative to other Blue Cross and Blue Shield plans and commercial insurers) as the Committee deems relevant.

7.   Award Opportunities

     An award opportunity shall be established under the Plan for each designated executive position and shall be between 30% and 50% of the salary range midpoint for such executive position level as of the first day of the performance cycle. A participant's award opportunity shall be based on his or her executive position as of April 5, 1999. The schedule of award opportunities under the Plan is set forth in Appendix B.

8.   Awards

     (a.) On a date selected by the Committee (the "Award Date") which shall be on or before the March 31 immediately following the end of the performance cycle, the company shall pay each individual who (i) was an active participant at all times during the last 33 months of such performance cycle and (ii) either (A) is employed by the company on such Award Date for such cycle or (B) terminated employment between the last day of such cycle and such Award Date by reason of retirement, death, or permanent disability, an award equal to his or her award opportunity for such performance cycle multiplied by the performance factor applicable to such cycle.

     (b.) If an individual with at least thirty-six months of active participation in the Plan (including for this purpose active participation in the Company's Long-Term Incentive Compensation Plan adopted in 1997 and 1998) who was an active participant for at least 12 months during a performance cycle ceases to be an active participant before the end of such cycle either (i) because of his or her termination of employment by reason of retirement, death, or permanent disability or (ii) because he or she, although continuing to be employed by the Company until the Award Date for such cycle, ceases to serve in an executive position eligible for participation in the Plan, the Company shall pay such individual on such Award Date an award calculated in accordance with subsection (a), but pro-rated to reflect the number of full or partial months of such individual's Plan participation during the performance cycle.

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     (c.)   In the event of the death before the Award Date of an individual described in subsection (b), in its' sole discretion the Committee may, at such time prior to such Award Date and in such amount as it may deem appropriate, make an alternative payment in lieu of the award otherwise payable pursuant to subsection (b).

     (d.) Except as otherwise provided in this Section 8, a participant whose active participation in the Plan ceases before the last day of the performance cycle, or whose employment terminates before the Award Date, shall not be entitled to an award hereunder.

     (e.) Any award paid with respect to a deceased participant shall be paid to his or her estate or other successor in interest.

9.   Effectiveness of the Plan

     The Plan is effective as of January 1, 1999.

10.  Amendment and Termination

     The Board may suspend or terminate the Plan, in whole or in part, at any time, and may from time to time amend the Plan in such respects as the Board may deem advisable, provided that no such suspension, termination, or amendment shall have a materially adverse effect on the rights of any participant with respect to any award that has been made to such participant prior to such amendment, suspension, or termination.

11.  Miscellaneous

     (a.) The establishment of the Plan shall not be construed as conferring any legal rights upon any participant for a continuation of employment, nor shall it interfere with the rights of the Company to discharge a participant and treat him or her without regard to the effect which such treatment might have upon him or her as a participant in the Plan.

     (b.) The Company shall have the right to deduct from any amounts otherwise payable to a participant, whether pursuant to the Plan or otherwise, or otherwise collect from the participant, any required withholding taxes with respect to benefits under the Plan.

     (c.) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to, nor shall the Company be obligated to recognize, any purported anticipation, alienation, sale, transfer (otherwise than by will or the laws of descent and distribution), assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall in any manner be liable for or subject to garnishment, attachment, execution, or a levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant.

     (d.) The Plan shall not be construed as conferring on a participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property of any kind possessed by the Company. To the extent that a participant or any other such person acquires a right to receive payments from the Company, such rights shall be no greater than the rights of an unsecured general creditor.

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